EXHIBIT 99.1

For Immediate Release

January 10, 2020

Company Contact:

John D. Callan Jr.

Vice President & General Counsel

john.callan@broadstone.com

585.402.7879

Broadstone Net Lease, Inc. Announces Suspension of Ongoing Private Offering

and Termination of Share Redemption Program and Distribution Reinvestment Plan

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL”) today announced its determination to suspend until further notice its ongoing private offering of shares of its common stock, par value of $0.001 per share (the “Ongoing Private Offering”). If BNL determines to reinstate the Ongoing Private Offering, BNL currently intends to file a Current Report on Form 8-K at such time.

In addition, BNL issued a letter to its stockholders announcing its determination to terminate its Share Redemption Program and Distribution Reinvestment Plan, in each case, effective February 10, 2020.

About Broadstone Net Lease:

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. As of September 30, 2019, BNL had a diversified portfolio of 661 retail, healthcare, industrial, office, and other properties in 42 U.S. states and one property in Canada.

There are currently more than 3,650 stockholders in BNL, which is currently externally managed by Broadstone Real Estate, LLC.